Exhibit 10.1
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 19, 2007, is by and between ALEXANDER W. SMITH (“Executive”) and Pier 1 Imports, Inc., a Delaware corporation (the “Company”).
RECITALS
     The Company and Executive desire to set forth the terms and conditions under which Executive shall be employed, and upon which Executive shall be compensated by the Company.
     The Company desires to employ Executive as President and Chief Executive Officer of the Company for the period and upon the terms and conditions hereinafter set forth.
     Executive desires to serve in such capacities for such period and upon such terms.
     In consideration of the foregoing recitals, the mutual promises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
AGREEMENT
     1. EFFECTIVE DATE; TERM OF AGREEMENT. This Agreement shall become effective as of February 19, 2007 (the “Effective Date”). Executive’s employment shall continue on the terms provided herein until February 27, 2010 (the “Initial Term”). Unless earlier terminated as provided herein, the Term automatically shall renew on February 27, 2010, and on each subsequent February 1 thereafter, on terms no less favorable to Executive, but, in each such case, if any, excluding any grant of options as contemplated by Section 4(c) below, for an additional term of one year (each such one-year period, a “Renewal Term,” or, if more than one, “Renewal Terms,” and the Initial Term collectively with any Renewal Term or all Renewal Terms, as the case may be, the “Term”), unless either Executive or the Company gives the other party written notice at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term that the Term of the Agreement shall not be extended further. The day on which Executive’s employment with the Company ends, whether at the end of the Term or on such earlier date as may be provided herein, is hereinafter called the “Employment Period”).
     2. DEFINITIONS
          (a) Off-Price Family Apparel and/or Off-Price Home Fashions or Furniture Business. For purposes of this Agreement, the term “Off-Price Family Apparel and/or Off-Price Home Fashions or Furniture Business” shall mean a retail business (however organized or conducted, including any on-line operations) that sells predominantly branded and/or designer merchandise of third parties consisting of family apparel, home fashions and/or furnishings at prices significantly less than or discounted from those of specialty stores and/or department stores and does not operate a conventional or full-markup business or store. By way of illustration, an “Off-Price Family Apparel and/or Off-Price Home Fashions or Furniture Business” shall include such businesses as The TJX Companies, Inc. and Ross Stores, Inc.

          (b) Specialty Home Fashions or Furniture Business. For purposes of this Agreement, the term “Specialty Home Fashions or Furniture Business” shall mean a retail business (however organized or conducted, including any on-line operations) that operates a conventional or full-markup store and sells predominantly its own branded merchandise consisting of furniture, decorative accessories, housewares, bed and bath, and seasonal goods, or any other category of merchandise sold by the Company at the end of the Term that is manufactured specifically for the business, requires a significant degree of handcraftsmanship and, in the case of the Company, is mostly imported directly from foreign suppliers. By way of illustration, a “Specialty Home Fashions or Furniture Business” shall include such businesses as the Company, Restoration Hardware, Inc. and Pottery Barn, Inc.
     3. SCOPE OF EMPLOYMENT.
          (a) Nature of Services. Executive shall hold the title of President and Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the “Board”). Executive shall diligently perform the duties and responsibilities of President and Chief Executive Officer of the Company and such additional executive duties and responsibilities as shall from time to time be assigned to Executive by the Board. In addition, Executive will be elected as a director and as an officer of each subsidiary and affiliate of the Company designated by the Board, provided that Executive shall not be obligated to become or remain a director or an officer of any Company subsidiary or affiliate (i) the organizational documents of which do not provide indemnification provisions reasonably satisfactory to Executive or (ii) which is not covered by the Company’s directors’ and officers’ liability insurance policy. Notwithstanding the foregoing, for a period of two years from the Effective Date, Executive shall not become a principal, employee, partner, consultant, investor, officer or director of any business, including the Company and any subsidiary or affiliate of the Company, which is engaged in an Off-Price Family Apparel and/or Off-Price Home Fashions or Furniture Business.
          (b) Extent of Services. Except for illnesses and vacation periods, Executive shall devote substantially all his working time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement. However, Executive may (i) make any passive investments where he is not obligated or required to, and shall not in fact, devote any managerial efforts, (ii) participate in charitable or community activities or in trade or professional organizations, or (iii) subject to Board approval (which approval shall not be unreasonably withheld or withdrawn) and compliance with the corporate governance policies of the Company, hold directorships in public companies, except only that the Board shall have the right to limit such services as a director or such participation whenever the Board shall reasonably believe that the time spent on such activities infringes in any material respect upon the time required by Executive for the performance of his duties under this Agreement or is otherwise incompatible with those duties. Executive will not take personal advantage of any business opportunities that arise during the Employment Period that may benefit the Company, its subsidiaries and affiliates. Executive will promptly report all material facts regarding such opportunities to the Board. Executive will at all times abide by all of the Company’s Bylaws, policies, practices, procedures, and rules.

          (c) Board Membership. As soon as reasonably practicable after the Effective Date, Executive will be elected by the Board to fill the vacancy on the Board created by the retirement of the Company’s former chief executive officer. At all times thereafter during the Employment Period, the Company will use its reasonable efforts to cause the Board, or an authorized Committee thereof, to nominate Executive for election to the Board at each annual meeting of stockholders of the Company held during the Employment Period, and, if nominated, to cause the Board to recommend his election to the stockholders of the Company.
     4. COMPENSATION AND BENEFITS.
          (a) Base Salary. Executive will be paid a base salary at the rate hereinafter specified, such Base Salary to be paid in the same manner and at the same times as the Company shall pay base salary to other executive employees. The rate at which Executive’s Base Salary shall be paid shall be $1,000,000 per year.
          (b) Annual Bonus. For the Company’s fiscal year 2008, Executive’s bonus will be no less than $500,000 nor more than $750,000, as established by the Board of Directors in its discretion, taking into account all pertinent factors. For the Company’s fiscal years 2009 and 2010, Executive will participate in, and Executive’s bonus will be determined by, the senior management bonus plan of the Company as adopted by the Board of Directors and then in effect.
          (c) Stock Options. On the Effective Date, the Company will grant Executive two stock options (“Option 1” and “Option 2,” and, collectively, the “Options”), in the forms attached as Exhibits A and B, respectively, to purchase an aggregate of 3,000,000 shares (collectively, the “Option Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”). The Options will be granted as an employment inducement award, and not under any stock option or other equity incentive plan adopted by the Company. Notwithstanding any Company policy, practice or agreement to the contrary, except as expressly provided in Section 7(a) hereof with respect to Option 1, once vested the Options shall not be subject to forfeiture for any reason nor shall the exercise period of the Options terminate at any time prior to the end of the term of the Options (i.e., whether Executive is an employee of the Company shall have no impact on the period within which Executive may exercise the Options, provided that such options have vested).
               (i) Option 1. Option 1 will be an option to purchase 1,000,000 shares (collectively, the “Option 1 Shares”) for a period of 10 years following the date of grant. The exercise price will be the fair market value of the Company’s Common Stock on the day following the date of grant. Option 1 will vest in full on the first anniversary of the date of grant.
               (ii) Option 2. Option 2 will be an option to purchase 2,000,000 shares for a period of 10 years following the date of grant. The exercise price will be the fair market value of the Company’s Common Stock on the day following the date of grant. Option 2 will be performance-based. Vesting will be determined by meeting consolidated EBITDA (as hereinafter defined) targets for the Company to be established by the Board from time to time after the date hereof for the Company’s fiscal years 2009 and 2010. Option 2 will vest up to 1,000,000 shares on the date of filing of the Company’s Annual Report on Form 10-K (“Form 10-K”) with the Securities and Exchange Commission (the “SEC”) for the fiscal year ending February 28, 2009 (such date, the “2nd Vesting Date”), based upon achieving a percentage of the fiscal 2009 EBITDA target (the “2009 EBITDA Target”) as follows:
100% of the 2009 EBITDA Target – 1,000,000 shares;
98% of the 2009 EBITDA Target – 900,000 shares;
96% of the 2009 EBITDA Target – 800,000 shares;
94% of the 2009 EBITDA Target – 700,000 shares;
92% of the 2009 EBITDA Target – 600,000 shares; and
90% of the 2009 EBITDA Target – 500,000 shares.
     Option 2 will vest up to 1,000,000 shares on the date of filing of the Company’s Form 10-K with the SEC for the fiscal year ending February 27, 2010 (such date, the “3rd Vesting Date”), based upon achieving a percentage of the fiscal 2010 EBITDA target (the “2010 EBITDA Target”) as follows:
100% of the 2010 EBITDA Target – 1,000,000 shares;
98% of the 2010 EBITDA Target – 900,000 shares;
96% of the 2010 EBITDA Target – 800,000 shares;
94% of the 2010 EBITDA Target – 700,000 shares;
92% of the 2010 EBITDA Target – 600,000 shares; and
90% of the 2010 EBITDA Target – 500,000 shares.
     If, on the 3rd Vesting Date, the Company’s aggregate consolidated EBITDA for the Company’s fiscal years 2009 and 2010 equals or exceeds the sum of the 2009 EBITDA Target plus the 2010 EBITDA Target, then any Option 2 shares that did not vest on the 2nd Vesting Date may be earned and shall vest on the 3rd Vesting Date.
     Notwithstanding any other provision of this Agreement to the contrary, in the event that Executive is employed by the Company as of the end of any the fiscal years 2009 and 2010, Employee shall be entitled to the vesting of Options for that fiscal year, as set forth above, regardless of whether Executive’s employment terminates prior to the formal determination of vesting (i.e., based on EBITDA calculations) for such fiscal year, as set forth in this Section 4(c).
               (iii) “EBITDA” Defined. “EBITDA” shall mean the Company’s and its consolidated entities’ consolidated earnings from continuing operations before consolidated interest, taxes, depreciation and amortization from continuing operations, but not including any consolidated unusual or non-recurring items or consolidated non-cash charges, in each case, as determined under United States generally accepted accounting principles.

               (iv) EBITDA Targets. As used in Section 4(c)(ii) above, the 2009 EBITDA Target and the 2010 EBITDA Target refer, in each case, to the EBITDA targets adopted annually at or near the beginning of each such fiscal year by the Board from the annual operating plan for the Company’s future performance prepared and recommended by management, as approved and adopted by the Board, in its initial and original version before any subsequent amendments during the year, which is the annual operating plan that will be used in each of fiscal 2009 and fiscal 2010 to set the performance goals for the senior management bonus plan annual bonuses.
          (d) Additional Benefits. The Company will cause its benefits consultant, Hewitt Associates, to determine the present value of Executive’s accrued benefits under the supplemental executive retirement plan in which Executive presently participates as soon as reasonably practicable following the Effective Date. The Company will endeavor to include Executive in its existing 1995 supplemental retirement plan (as restated January 1, 2005) in the same position, and if it is unable to do so, it will provide Executive with a mutually agreeable substitute of equivalent value. The Company will pay Executive $500,000 on or before March 15, 2007, as reimbursement for his lost benefits under the long-range performance incentive plan in which Executive presently participates, such payment to be reduced by any portion of this benefit which Executive actually receives from his former employer.
          (e) Benefits; Perquisites. Executive will be eligible to participate in all welfare and fringe benefit plans (other than the supplemental executive retirement plan adopted by the Company in 1986, as restated as January 1, 2005) under which senior executives are currently entitled to participate and receive benefits, and to receive all perquisites which the Company provides to its senior executives, in accordance with the terms thereof, including the Company’s 1995 supplemental retirement plan (as restated January 1, 2005). Executive shall be entitled to indemnification from the Company pursuant to any and all Company policies (including insurance policies), procedures and/or by-laws to the maximum extent allowed by law, except as expressly set forth in Section 8 below. Executive will be entitled to an allowance of $125,000, $25,000 of which shall be paid in advance, for moving, relocation and related expenses, including, without limitation, temporary housing, short-term automobile rental or lease expenses and legal fees. In addition, the Company will pay all travel expenses for Executive and his spouse for a period of 90 days commencing on the Effective Date for travel between metropolitan Boston area and the metropolitan Fort Worth-Dallas area.
     5. REPRESENTATIONS AND WARRANTIES.
          (a) By the Company. The Company represents and warrants to Executive that (i) the execution of this Agreement, the grant of the Options contemplated hereby, and the issuance of the Option Shares have been duly authorized by all requisite corporate action(s) of the Company; (ii) the execution, delivery and performance of this Agreement by the Company does not and will not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company; (iii) the grant of the Options will be an employment inducement award made outside any of the Company’s stock option plans and will be exempt from the requirements of the New York Stock Exchange (“NYSE”) that shareholder approval is a prerequisite to the issuance of the Options and the Option Shares pursuant to the exemption set forth in NYSE Rule 303A.08 for employment inducement awards; (iv) the

Company has sufficient authorized and unissued shares of Common Stock to issue the Option Shares upon exercise of the Options, and no approval by the Company’s shareholders is or will be required in connection with the grant of the Options or the issuance of the Option Shares upon the exercise thereof; and (v) upon the execution and delivery of this Agreement by Executive, this Agreement will be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); (vi) as of the date of this Agreement, it does not engage in any Off-Price Family Apparel and/or Off-Price Home Fashions or Furniture Business; and (vii) as of the date of this Agreement, it engages in the Specialty Home Fashions or Furniture Business, but does not engage in the family apparel business.
          (b) By Executive. Executive represents and warrants to the Company that (i) Executive has the power, authority, and capacity to execute and deliver this Agreement and to perform his obligations under this Agreement, and that the execution and delivery of this Agreement by Executive do not, and the performance of his obligations under this Agreement will not, violate any law, regulation, order, judgment or decree, or breach, violate or conflict with any agreement to which Executive is a party or by which he is bound, (ii) without limiting the generality of the foregoing, Executive is not bound by or subject to any employment, noncompetition, nonsolicitation, confidentiality or other agreement that would materially limit his ability to perform any of his duties or fulfill any of his obligations under this Agreement, and that the execution and delivery of this Agreement by Executive do not, and the performance of his obligations under this Agreement will not, breach, violate or conflict with any employment, noncompetition, nonsolicitation, confidentiality or other agreement to which Executive is a party or by which he is bound that would materially limit his ability to perform any of his duties or fulfill any of his obligations under this Agreement, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     6. TERMINATION OF EMPLOYMENT; IN GENERAL.
          (a) By the Company. The Company shall have the right to remove Executive from office and discharge Executive as an employee upon written notice to Executive at any time and for any reason, with or without Cause (as hereinafter defined). The date on which Executive is discharged as an employee by the Company shall be the last day of the Employment Period.
          (b) By Executive. Executive shall have the right to resign as an employee of the Company upon written notice to the Company at any time, with or without Good Reason (as hereinafter defined). The date on which Executive resigns as an employee of the Company shall be the last day of the Employment Period.
          (c) Death, Disability, and Incapacity. The Employment Period shall terminate upon the death, Disability or Incapacity of Executive.

               (i) “Disability” shall have the meaning given it in the Company’s long-term disability plan. Executive’s employment shall be deemed to be terminated for Disability on the date on which the Disability is determined to have begun.
               (ii) “Incapacity” shall mean a disability (other than Disability within the meaning of above) or other impairment of health that renders Executive unable to perform his duties to the reasonable satisfaction of the Board which continues for a period of six consecutive months during the Employment Period. Executive’s employment shall be deemed to be terminated for Incapacity upon the date of written notice by the Company of such termination, which written notice shall not be given until after the six-month period for establishing Incapacity, as set forth above, has lapsed.
          (d) “Cause” Defined. “Cause” shall mean (i) Executive’s conviction of either (A) a felony (excluding traffic violations) or (B) any crime in connection with his employment by the Company that causes the Company a substantial and material financial detriment; (ii) Executive’s commission of any other act involving dishonesty or fraud with respect to the Company; (iii) Executive’s substantial and repeated failure to perform duties as reasonably directed by the Board that are permitted by law and necessary to implement policies or procedures or other actions adopted, authorized or approved by the Board, which failure is not cured to the Board’s reasonable satisfaction within 30 days after written notice thereof is provided to Executive; (iv) Executive’s gross negligence or willful misconduct with respect to his performance under this Agreement which results in a substantial and material financial detriment to the Company; or (v) any material breach by Executive of this Agreement which is not cured to the Board’s reasonable satisfaction within 30 days after written notice thereof to Executive from the Board. For the purposes of this Agreement, any breach of Executive’s representation and warranty in Section 5(b)(ii) will be deemed for all purposes to be a material breach of this Agreement. The entry by a court of competent jurisdiction of any order, including any temporary or permanent injunction or restraining order, barring or limiting Executive’s ability to perform any of his duties or to fulfill any of his obligations under this Agreement that stays in effect for a period of more than 30 days shall be deemed for all purposes of this Agreement to be a breach of Executive’s representation and warranty in Section 5(b)(ii).
          (e) “Good Reason” Defined. “Good Reason” shall mean: (i) any reduction in Executive’s compensation opportunity as set forth in Section 4 of this Agreement (including but not limited to Base Salary, bonus and the Options); (ii) the greater than de minimis reduction or material adverse modification of Executive’s authority or duties, such as a substantial diminution or adverse modification in Executive’s status or responsibilities, from the authorities being exercised and duties being performed by Executive as of the Effective Date (and as such authorities and duties may be increased from time to time after thereafter), or (iii) any material breach by the Company of this Agreement which is not cured to Executive’s reasonable satisfaction within 30 days after written notice thereof to the Board from Executive. Notwithstanding the foregoing, any of the circumstances described above may not serve as a basis for resignation for “Good Reason” by Executive unless Executive has provided written notice to the Company that such circumstance exists within 30 days of Executive’s learning of such circumstance and the Company has failed to cure such circumstance, if curable, within 30 days following such notice; and provided further, that Executive did not previously consent in writing to the action leading to Executive’s claim of resignation for “Good Reason.” For the avoidance of doubt, the failure of the Company to meet or exceed either the 2009 EBITDA Target or the 2010 EBITDA Target, or both, or any percentage of either, shall be deemed not to be a reduction in Executive’s compensation opportunity as set forth in Section 4 of this Agreement for the purpose of clause (i) of the first sentence of this Section 6(e). For the purposes of this Agreement, any breach of the Company’s representations and warranties in Sections 5(a)(vi) and 5(a)(vii) will be deemed for all purposes to be a material breach of this Agreement.
          (f) Change in Control. This Agreement cannot be terminated by either the Company or Executive as a result of a change in control of the Company, and a change in control of the Company does not constitute a “Good Reason.”
          (g) Required Resignations. Whenever Executive’s employment is terminated, Executive shall immediately tender his resignation as a director and as an officer or other position he shall hold with the Company and any subsidiary or affiliated corporations or entities.
          (h) Notice of Termination. Any termination of employment by the Company or by Executive shall be communicated by a written Notice of Termination to the other party in accordance with Section 12 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in the Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.
     7. PAYMENT ON TERMINATION
          (a) By the Company for Cause, By Executive without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, Executive’s Base Salary, bonus and other benefits specified in Section 4 shall cease at the time of such termination, to the extent permitted by law, and the Options, to the extent not vested, shall terminate and shall not thereafter be exercisable as to any portion thereof that has not vested. In addition, if Executive’s employment is terminated by Executive without Good Reason during the period beginning on the first anniversary of the date of grant of Option 1 and ending on February 28, 2009, then (i) if Option 1 has not been exercised, the number of Option 1 Shares shall automatically be reduced from 1,000,000 shares of Common Stock to 500,000 shares of Common Stock, and, from and after the date of such termination, Executive shall have no right to exercise Option 1 for more than 500,000 shares of Common Stock; (ii) if Option 1 has been exercised, Executive shall either (A) return 50% of the Option 1 Shares, up to a maximum of 500,000 Option 1 Shares, purchased upon exercise of Option 1 to the Company, or (B) alternatively, if Executive has exercised Option 1 in whole or in part and sold some or all of the Option 1 Shares purchased upon such exercise of Option 1 so that he has less than 50% of the Option 1 Shares, up to a maximum of 500,000 Option 1 Shares, to return to the Company, Executive shall pay to the Company the net after-tax proceeds, less commissions, that he received upon such sale of the Option 1 Shares to the Company so that, after the payment of such net after-tax proceeds and the return of Option 1 Shares purchased upon the exercise of Option 1, Executive would in the same position as if he had purchased no more than 500,000 Option 1 Shares upon exercise of Option 1.

          (b) By the Company without Cause, or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive or continue receiving any and all compensation and benefits, as set forth in Section 4 above, through the date that otherwise would have been the end of the Term, provided that any portion of the Options which has not vested as of the termination date shall vest according to the following schedule:
               (i) If the termination date is February 18, 2008 or earlier, then all of Option 1 shall be vested and shall be fully exercisable by Executive as of the termination date;
               (ii) If the termination date is on or anywhere in between February 19, 2008 and February 18, 2009, then all of Option 1 shall be vested and shall be fully exercisable and 1,000,000 of the shares from Option 2 shall be vested and shall be fully exercisable by Executive as of the termination date; and
               (iii) If the termination date is on or after February 19, 2009, then all of Option 1 and all of Option 2 shall be vested and shall be fully exercisable by Executive as of the termination date.
          (c) By the Company for Disability or Incapacity. If Executive’s employment is terminated by the Company by reason of Disability or Incapacity, Executive shall be entitled to receive or continue receiving any and all compensation and benefits as set forth in Section 4 of this Agreement for a period of thirteen (13) weeks following the date on which such Disability or Incapacity is determined to have begun. Any Option or portion thereof which has not vested on or before the end of the last day of such thirteen (13) week period shall terminate and shall not thereafter be exercisable. Executive shall be entitled to receive all disability or incapacity payments provided to senior executives under the Company’s then-existing policies of insurance.
          (d) By expiration of the Term. If Executive’s employment is terminated by reason of the expiration of the Term, the Company shall have no obligation to continue the compensation and benefits set forth in Section 4 above beyond the termination date.
     8. DEFENSE AGAINST CLAIMS; COSTS OF DEFENSE. In the event Executive’s former employer immediately prior to Executive’s entering into this Agreement threatens or asserts a claim that Executive has breached or violated any employment, noncompetition, nonsolicitation, confidentiality or other agreement that would materially limit Executive’s ability to perform any of his duties or fulfill any of his obligations under this Agreement (collectively “Former Employer Claims”), the Company will provide Executive with a defense from any and all such Former Employer Claims with attorneys selected by Executive and paid by the Company. The Company shall have the right to approve the selection of counsel, which approval shall not be unreasonably withheld. The Company will pay all costs and expenses, including legal fees and expenses, in connection with the defense of any such Former Employer Claims, but shall have no liability for any arbitration award, judgment or amounts paid in settlement related to any such Former Employer Claims. Notwithstanding the foregoing, in the event that any such Former Employer Claims arise from any act(s) (i) taken by the Company’s Board of Directors; (ii) taken by Executive at the express direction of the Company’s Board of Directors, or (iii) taken by the Company but not at Executive’s initiative, then, in addition to the rights provided under this Section 8, Executive shall retain all rights to indemnification pursuant to Section 4(e) of this Agreement.
     9. AGREEMENT NOT TO SOLICIT OR COMPETE.
          (a) Non-solicitation. Upon the termination of employment at any time, then for a period of one year after the termination of the Employment Period, Executive shall not under any circumstances employ, solicit the employment of, or accept unsolicited the services of, any “protected person” or recommend the employment of any “protected person” to any other business organization. A “protected person” shall be a person known by Executive to be employed by the Company or its Subsidiaries (as defined below) or to have been employed by Company or its Subsidiaries within six months prior to the commencement of conversations with such person with respect to employment. The term “Subsidiary” as used in this Section 9 means a corporation or other entity more than 50 percent of whose outstanding securities or interests representing the right, other than as affected by events of default, to vote for the election of directors or otherwise select a similar governing body is owned by the Company and/or one or more of the Company’s other Subsidiaries.
     As to (i) each “protected person” to whom the foregoing applies, (ii) each limitation on (A) employment, (B) solicitation and (C) unsolicited acceptance of services, of each “protected person” and (iii) each month of the period during which the provisions of this Section 9(a) apply to each of the foregoing, the provisions set forth in this subsection (a) are deemed to be separate and independent agreements and in the event of unenforceability of any such agreement, such unenforceable agreement shall be deemed automatically deleted from the provisions hereof and such deletion shall not affect the enforceability of any other provision of this Section 9(a) or any other term of this Agreement.
          (b) Non-competition. During the course of his employment, Executive will have learned many trade secrets of the Company and its Subsidiaries and will have access to confidential information and business plans for the Company and its Subsidiaries. Therefore, beginning on the day following the end of the Employment Period and continuing for a period of one year thereafter, Executive will not engage, either as a principal, employee, partner, consultant, officer, director or investor (other than a less-than-1% stock interest in a corporation), in a business which is a competitor of the Company and its Subsidiaries. For purposes of this Section 9(b), a business shall be deemed a “competitor” of the Company and its Subsidiaries only if it engages in the Specialty Home Fashions or Furniture Business. For purposes of clarity, any business that engages primarily in the Off-Price Family Apparel and/or Off-Price Home Fashions or Furniture Business and/or that engages primarily in the family apparel business (such as Talbot’s, Inc. or The Limited Stores, Inc.), but not in the Specialty Home Fashions or Furniture Business, shall not be deemed a “competitor” of the Company and its Subsidiaries. Executive agrees that if, at any time, pursuant to action of any court, administrative or governmental body or other arbitral tribunal, the operation of any part of this Section 9(b) shall be determined to be unlawful or otherwise unenforceable, then the coverage of this Section 9(b) shall be deemed to be restricted as to duration, geographical scope or otherwise, as the case may be, to the extent, and only to the extent, necessary to make this Section 9(b) lawful and enforceable in the particular jurisdiction in which such determination is made.

          (c) Return of information. Upon termination of the Employment Period for any reason other than the death of Executive, Executive shall immediately return all written trade secrets, confidential information and business plans of the Company and shall execute a certificate certifying that he has returned all such items in his possession or under his control.
     10. EXCISE TAX.
          (a) Gross-Up. In the event that the “Total Payments” (defined below) would be subject to the “Excise Tax” (defined below) the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the Total Payments.
               (i) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Internal Revenue Code of 1986, as amended (the “Code”) shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel (defined below), such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (B) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor (defined below) in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. If the Auditor is prohibited by applicable law or regulation from performing the duties assigned to it hereunder, then a different auditor, acceptable to both the Company and Executive, shall be selected. The fees and expenses of Tax Counsel and the Auditor shall be paid by the Company. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the date of termination (or if there is no date of termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
               (ii) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within five (5) business days following the time that the amount of such excess is finally determined. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.
          (b) Other Terms. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceeding concerning the existence or amount of liability for Excise Tax with respect to the Total Payments. Notwithstanding anything herein to the contrary, this Section 10 shall be interpreted (and, if determined by the Company to be necessary, reformed) to the extent necessary to fully comply with the Sarbanes-Oxley Act of 2002; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of the Sarbanes-Oxley Act of 2002.
          (c) Definitions. “Total Payments” shall mean the payments and benefits received or to be received by Executive, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement that constitute “parachute payments” as defined in Section 280G of the Code (excluding the Gross-Up Payment) (“Parachute Payments”). For this purpose, all of the payments and benefits received by Executive or to be received by Executive in connection with a change of control or in connection with Executive’s termination of employment in respect of a change of control (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company and/or any person whose actions result in a change of control or any person affiliated with the Company or such person) shall be treated as Parachute Payments unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the change of control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute Parachute Payments, including by reason of Section 280G(b)(4)(A) of the Code. “Excise Tax” shall mean the excise tax imposed under Section 4999 of the Code.
     11. ASSIGNMENT. The rights and obligations of the Company shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of Executive are not assignable.
     12. NOTICES. All notices and other communications required hereunder shall be in writing and shall be given by mailing the same by certified or registered mail, return receipt requested, postage prepaid. If sent to the Company the same shall be mailed to the Company at 100 Pier 1 Place, Fort Worth, Texas 76102, Attention: Chairman of the Board, or other such address as the Company may hereafter designate by notice to Executive; and if sent to Executive, the same shall be mailed to Executive at his address set forth in the records of the Company or at such other address as Executive may hereafter designate by notice to the Company. Notice shall be deemed given on the date shown on the applicable return receipt.
     13. WITHHOLDING; CERTAIN TAX MATTERS. Anything to the contrary notwithstanding, (a) all payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation, and (b) to the extent any payment hereunder shall be required to be delayed until six months following separation from service to comply with the “specified employee” rules of Section 409A of the Code, it shall be so delayed (but not more than is required to comply with such rules).
     14. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of Texas.
     15. ARBITRATION. In the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach thereof, and the parties hereto shall not have resolved such claim or dispute by negotiation or mediation, then such claim or dispute shall be settled exclusively by binding arbitration in Fort Worth, Texas, in accordance with the Texas Arbitration Act and the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect. The arbitration shall be presided over by a panel of three neutral arbitrators, all three of whom will be selected by mutual agreement of Executive and the Company, or, in the absence of such agreement, by a court of competent jurisdiction. Judgment upon the award rendered by such arbitrators shall be entered by a district court sitting in Tarrant County, Texas, upon the application of either party. Any issues that cannot be arbitrated, or any relief that must be sought in any court, will be brought exclusively in any state district court sitting in Tarrant County, Texas.
     16. EMPLOYING SUBSIDIARY. Executive understands and agrees that he will, as are the majority of the administrative services employees of the Company, be an employee of the Company’s wholly owned subsidiary, Pier 1 Services Company, a Delaware statutory trust (“Pier 1 Services”), and that all compensation will be paid from Pier 1 Services. Accordingly, Pier 1 Services is joining as a party to this Agreement in its limited capacity as being the subsidiary from which all payments of cash compensation and other cash payments called for under this Agreement will be made. All references to the Company in Sections 6(a) and 6(b) above shall be deemed to refer to, in addition to the Company, Pier 1 Services and to all other subsidiaries of the Company, if any, for which Executive is serving as an employee.
     17. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties relating to the terms of Executive’s employment by the Company and supersedes all prior written or oral agreements between them.
     18. EXECUTION OF AGREEMENT. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

EXECUTIVE

/s/ Alexander W. Smith

Alexander W. Smith

PIER 1 IMPORTS, INC.

By:	/s/ Tom Thomas

Tom Thomas
Chairman of the Executive Committee and Lead Director

PIER 1 SERVICES COMPANY

By: Pier 1 Holdings, Inc., its managing trustee

	By:	/s/ Tom Thomas

Tom Thomas
Authorized Signatory